For immediate release

Bell to sell 25 data centre facilities to Equinix

•	Transaction underscores Bell’s focus on investment in networks and service innovation

•	Bell Business Markets becomes first Equinix Platinum Partner in Canada

MONTRÉAL, June 1, 2020 – BCE Inc. (Bell; TSX, NYSE: BCE) today announced it has entered into a definitive agreement to sell 25 data centres at 13 sites to global interconnection and data centre company Equinix, Inc. in an all-cash transaction valued at Cdn $1.04 billion.

“This transaction reinforces Bell’s strategy to focus investment on the network infrastructure, content and services necessary to advance how Canadians connect with each other and the world. Equinix, with its expanding platform of data centres here in Canada and worldwide, is well-positioned to maximize the opportunities these facilities represent for Canadian businesses in an increasingly global and interconnected data sector,” said Mirko Bibic, President and CEO of BCE Inc. and Bell Canada.

“Our strategic redeployment of capital further underscores Bell’s commitment to champion customer experience by leading investment in communications networks and services, especially as Canada manages and recovers from the COVID-19 crisis,” said Mr. Bibic. “As part of ensuring a seamless customer experience for our enterprise clients, we are also pleased to announce today a partnership between Bell Business Markets and the Equinix Platform of global data centre services.”

Equinix is acquiring 13 sites representing 25 Bell data centre facilities in 8 cities across Canada; Bell will continue to own and operate 5 other data centres that are located in its network central offices in Calgary, Halifax, Saint John, St. John’s and Toronto. The transaction is expected to close in the second half of 2020 subject to customary closing conditions including regulatory approval.

Equinix’s Platinum Partner in Canada

As part of the transaction, Bell Business Markets becomes the first Equinix Platinum Partner in Canada, which will provide Bell enterprise clients with full access to the international scale of Equinix’s advanced integrated network and cloud solutions.

“Our new partnership with Equinix, built on the strength of Bell’s network, cloud service innovation and experienced professional services team, combined with Equinix’s global platform of interconnected data centres and business ecosystem, will deliver a superior customer experience for our Canadian enterprise clients,” said Tom Little, President of Bell Business Markets. “We look forward to working together to enhance the reach of our customers’ growing global digital operations while ensuring Canada remains a world leader in digital transformation.”

About Bell

Canada’s largest communications company with more than 22 million consumer and business connections, Bell provides advanced broadband wireless, TV, Internet and business communication services throughout the country. Bell Media is Canada’s premier multimedia company with leading assets in television, radio, out of home and digital media. Founded in Montréal in 1880, Bell is wholly owned by BCE Inc. (TSX, NYSE: BCE). To learn more, please visit Bell.ca or BCE.ca.

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The Bell Let’s Talk initiative promotes Canadian mental health with national awareness and anti-stigma campaigns like Bell Let’s Talk Day and significant Bell funding of community care and access, research and workplace leadership initiatives throughout the country. To learn more, please visit Bell.ca/LetsTalk.

Media inquiries:

Nathan Gibson

905-614-9596

nathan.gibson@bell.ca

@Bell_News

Investor inquiries:

Thane Fotopoulos

514-870-4619

thane.fotopoulos@bell.ca

Caution Concerning Forward-Looking Statements

Certain statements made in this news release are forward-looking statements, including statements relating to our proposed sale of 25 data centres, the expected timing and completion thereof, certain strategic benefits expected to result from such transaction, certain of our plans and strategies, and other statements that are not historical facts. All such forward-looking statements are made pursuant to the “safe harbour” provisions of applicable Canadian securities laws and of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to inherent risks and uncertainties and are based on several assumptions which give rise to the possibility that actual results or events could differ materially from our expectations. These statements are not guarantees of future performance or events, and we caution you against relying on any of these forward-looking statements. The forward-looking statements contained in this news release describe our expectations at the date of this news release and, accordingly, are subject to change after such date. Except as may be required by applicable securities laws, we do not undertake any obligation to update or revise any forward-looking statements contained in this news release, whether as a result of new information, future events or otherwise. The timing and completion of the proposed transaction are subject to closing conditions, termination rights and other risks and uncertainties including, without limitation, regulatory approval. Accordingly, there can be no assurance that the proposed transaction will occur, or that it will occur on the terms and conditions, or at the time, contemplated in this news release. The proposed transaction could be modified, restructured or terminated. There can also be no assurance that the strategic benefits expected to result from the proposed transaction will be realized.

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